                                                                      EXHIBIT 99


NEWS BULLETIN
FROM:

[DT INDUSTRIES LOGO]

FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 6, 2002


                  DT INDUSTRIES REPORTS ACCOUNTING ADJUSTMENTS

               RELATING TO ITS ASSEMBLY MACHINES, INC. SUBSIDIARY


              ----------------------------------------------------


DAYTON, OH, AUGUST 6, 2002 - DT INDUSTRIES, INC. (NASDAQ: DTII), an engineering-driven designer, manufacturer and integrator of automation systems and related equipment used to manufacture, assemble, test or package industrial and consumer products, today reported that, in connection with the implementation of its corporate integration plan, it has discovered that it will be required to make certain accounting adjustments to its consolidated financial statements. The accounting adjustments stem from an understatement of cost of sales at the Company's Assembly Machines, Inc. subsidiary ("AMI") due to an overstatement of the balance sheet account entitled costs and estimated earnings in excess of amounts billed on uncompleted contracts. AMI, located in Erie, Pennsylvania, is a small facility in the Company's Precision Assembly Division. As a result of these adjustments, the Company expects to restate its audited consolidated financial statements for fiscal years 1999, 2000 and 2001 and the unaudited consolidated quarterly financial information for the fiscal year 2002, as previously released. The Company currently estimates that the aggregate pre-tax effect of the accounting adjustments on its earnings for these periods is approximately $6.0 million, or approximately $3.9 million after taxes. This estimated increase of $3.9 million in after-tax net loss for the period 1999 through March 24, 2002 represents approximately 4.1% of the cumulative $94.1 million after-tax net loss reported for this period. As a result of the adjustments, the Company will review the goodwill of AMI to determine whether it has been impaired.

"While we're disappointed that adjustments to our historical financials statements are necessary, we are encouraged that our increased efforts to integrate our operations has brought this development to light. Our forecast for future earnings should not be adversely impacted by these accounting adjustments, and we still confidently believe that, as a result of our recently completed recapitalization transaction and substantial ongoing integration efforts, we will be poised to take advantage of an upturn in the economy," said Steve Perkins, CEO of the Company.

As part of an ongoing effort to improve its operating efficiency, internal controls and financial reporting system, the Company recently implemented a plan to integrate its operating subsidiaries and centralize various management and accounting functions. As part of this integration plan, the Company has been in the process of transferring the sales and accounting functions at AMI to its Precision Assembly Division headquarters in Buffalo Grove, Illinois. During this process, the Company discovered the overstatement at AMI. Upon its discovery, the Company's Audit Committee retained outside counsel to assist the Company in conducting a formal inquiry into the matter. Counsel to the Audit Committee has engaged an outside accounting firm to assist in the inquiry.

The Company intends to announce its results of operations for the 2002 fiscal year and more details regarding the restatement of its financial statements for prior periods by the end of August.

Certain information contained in this press release includes forward-looking statements, including information about the anticipated impact of the accounting adjustments on the Company's historical financial statements and the effect of the contemplated restatements on its future operations. These statements are based upon information currently available to the Company regarding its expectations about the completion of the accounting analysis at AMI, as well as its future results, performance, liquidity, financial condition, prospects and opportunities. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. References to the words "will," "believe," "should," "expect," "estimate," "anticipated" and similar expressions used herein to indicate such forward-looking statements. The Company's actual restatement of its historical financial statements, as well as it results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, any forward-looking statements as a result of various factors, including the results of the inquiry at AMI, the amounts and periods affected by any adjustments that are part of the restatement of the Company's historical financial statements, the impact of restating the Company's historical financial statements on the Company's senior credit facility and recently completed recapitalization transactions, the impact of any proceedings relating to the restatement of the Company's historical financial statements, the Company's ability to implement operational and financial systems to manage the Company's decentralized operations, economic downturns in industries or markets served, delays or cancellations of customer orders, delays in shipping dates of products, significant cost overruns on projects, excess product warranty expenses, collectability of past due customer receivables, significant restructuring or other special, non-recurring charges, foreign currency exchange rate fluctuations, delays in achieving anticipated cost savings or in fully implementing project management systems, changes in interest rates, increased inflation and other factors described in the Company's filings with the U.S. Securities and Exchange Commission.





7